Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-82124-03 and 333-82124-02) of Mediacom Broadband LLC and Mediacom Broadband Corporation of our report dated March 27, 2009, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 27, 2009